Exhibit 5
[International Multifoods Corporation -
Law Department Letterhead]




                                           December 21, 1995


                                                             (612) 340-3579
Board of Directors
International Multifoods Corporation
33 South 6th Street
P.O. Box 2942
Minneapolis, Minnesota  55402

  Re:  Registration Statement on Form S-3
       $150,000,000 of Debt Securities

Ladies and Gentlemen:

    Reference is made to the proposed issuance and sale from time to time by International Multifoods Corporation, a Delaware corporation (the "Company"), of up to $150,000,000 aggregate initial offering price of its debt securities (the "Debt Securities") and the Company's Registration Statement on Form S-3 (the "Registration Statement") with respect to such Debt Securities to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the
"Securities Act"). The Debt Securities are to be issued and sold in accordance with resolutions of the Company's Board of Directors adopted on December 15, 1995 (the "Resolutions") and under and pursuant to the provisions of the Indenture dated as of January 1, 1990 between the Company and First Trust of New York, National Association (successor to Morgan Guaranty Trust Company of New York), as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of May 29, 1992 and such subsequent supplemental Indentures as may be entered into from time to time by the Company and the Trustee (such Indenture as so supplemented being hereinafter called the "Indenture").

    I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

    In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon certificates of public officials.

    Based on the foregoing, I am of the opinion that when the specific terms of a series of Debt Securities have been established in accordance with the Resolutions and the Indenture, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed, authenticated and delivered against payment therefor in accordance with the Resolutions and the Indenture, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

    The opinion set forth above is subject to the following qualifications and exceptions:

     (a) In rendering the opinion set forth above, I have assumed that, at the time of the authentication and delivery of a series of Debt Securities, the Resolutions will not have been modified or rescinded; there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities; the Registration Statement will have been declared effective by the Commission and will continue to be effective; the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and will continue to be qualified; the Debt Securities of such series will have been offered and sold pursuant to the terms described in the Registration Statement and in compliance with the Securities Act, the Trust Indenture Act and any applicable state securities laws; and none of the particular terms of a series of Debt Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

     (b) My opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

     (c) My opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     (d) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit, in a federal or state court in the United States, ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment.

     (e) Minnesota Statutes, Section 290.371, Subdivision 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as my opinion may relate to the valid, binding and enforceable character of any agreement in a Minnesota court, I have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

    My opinion expressed above is limited to the laws of the State of Minnesota, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Debt Securities" contained in the Prospectus included therein.

                                        Very truly yours,




                                       /s/Frank W. Bonvino
                                       Frank W. Bonvino
                                       Vice President, General Counsel
                                       and Secretary